EXHIBIT 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD THIRD QUARTER RESULTS

_________________

EARNINGS PER SHARE INCREASED BY 23%

COVINGTON, La. (October 19, 2006) – Pool Corporation (the “Company” or “POOL”) (Nasdaq/GSM:POOL) today reported record sales and net income for the third quarter of 2006.

Earnings per share for the third quarter of 2006 increased 23% to $0.58 per diluted share on net income of $31.5 million, compared to $0.47 per diluted share on net income of $26.5 million last year.

Net sales for the quarter ended September 30, 2006 increased $113.3 million, or 27%, to $537.0 million, compared to $423.7 million in the third quarter of 2005. Base business sales growth of 9% contributed $37.0 million to the increase due to the growth in the installed base of pools, market share gains, price inflation and the continued expansion of complementary product sales, which increased 35% over the third quarter of 2005. Much of the remaining increase in net sales is attributable to the acquisition of the Horizon business, including the Wickham acquisition in August 2006.

Gross profit for the third quarter of 2006 increased $35.4 million, or 31%, to $150.0 million from $114.6 million in the comparable 2005 period. Gross profit as a percentage of net sales (gross margin) was 27.9% for the third quarter of 2006 compared to 27.0% for the third quarter of 2005. Base business gross margin of 27.7% improved by 70 basis points over 2005. This gross margin improvement was achieved primarily through the benefits of second quarter pre-price increase inventory purchases and the success of the Company’s sales and marketing initiatives.

Operating expenses increased $23.7 million, or 32%, to $96.9 million in the third quarter of 2006 from $73.2 million in the third quarter of 2005, mainly due to the addition of the acquired businesses. Base business operating expenses were relatively consistent as a percentage of sales quarter over quarter.

Operating income increased $11.7 million, or 28%, to $53.1 million from $41.4 million last year. Base business operating income increased 10.5% during the period. Operating income as a percentage of net sales (operating margin) increased slightly to 9.9% from 9.8% in 2005.

Interest expense increased to $4.3 million for the current quarter from $1.3 million in the third quarter of 2005. This increase is attributable to higher debt levels due to funding the Horizon and Wickham acquisitions, share repurchases of $88.1 million in the current year and higher interest rates.

“Consistently improving our business execution enabled us to increase base business sales by 9% in the quarter on top of last year’s 16% sales growth. Our third quarter performance, including base business gross margin expansion and 35% complementary product growth, reflects the effective implementation of our strategic initiatives to create progressively more value for our customers and suppliers,” commented Manuel Perez de la Mesa, President and CEO.

“For our seasonally slower fourth quarter, we anticipate mid-single digit base business sales growth given last years’ 20% base business sales growth and, consistent with our prior guidance, roughly breakeven earnings per share,” continued Perez de la Mesa.

Net sales for the nine months ended September 30, 2006 increased $338.4 million, or 27%, to $1,591.3 million, compared to $1,252.9 million in the comparable 2005 period. Base business sales increased 12%, which included growth in complementary product sales of 30% over the first nine months of 2005. Gross margin increased 80 basis points to 28.7% in the first nine months of 2006 from 27.9% for the same period last year.

Pool Reports Record Third Quarter Results

October 19, 2006

Operating income for the first nine months of 2006 increased 29% to $171.5 million, or 10.8% of net sales, compared to operating income of $133.1 million, or 10.6% of net sales, in the same period last year. Base business operating margin increased 60 basis points for the year, while base business operating income grew by 17%. Earnings per share for the first nine months of 2006 increased 25% to $1.82 per diluted share on net income of $100.0 million, compared to $1.46 per diluted share on net income of $81.3 million in the comparable 2005 period.

Cash provided by operations increased $29.2 million to $81.5 million in the first nine months of 2006 compared to $52.3 million in the same period in 2005. During the quarter, the Company generated $130.7 million in cash from operations compared to $103.3 million in the third quarter of 2005, as inventory related to purchases ahead of vendor price increases in the second quarter of 2006 was largely worked down in the third quarter. The Company also repurchased 1.2 million shares of its common stock in the third quarter of 2006, using $44.3 million in borrowing capacity to fund these purchases.

The Company has adjusted prior period financial statements to reflect the impact of share-based compensation and provide a consistent quarter-to-quarter comparison of financial results. Therefore, the results for all periods presented above include the effects of adopting SFAS 123(R).

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOL operates 273 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers. For more information about POOL, please visit www.poolcorp.com. This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, changes in the economy and other risks detailed in POOL’s 2005 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com

Pool Reports Record Third Quarter Results

October 19, 2006

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005*	2006	2005*
Net sales	$537,017	$423,729	$1,591,276	$1,252,868
Cost of sales	387,022	309,124	1,134,233	903,631

Gross profit	149,995	114,605	457,043	349,237
Percent	27.9%	27.0%	28.7%	27.9%

Selling and administrative expenses	96,903	73,174	285,591	216,161

Operating income	53,092	41,431	171,452	133,076
Percent	9.9%	9.8%	10.8%	10.6%

Interest expense, net	4,276	1,331	10,983	4,316

Income before income taxes and equity earnings	48,816	40,100	160,469	128,760
Provision for income taxes	18,848	15,491	61,957	49,800
Equity earnings in unconsolidated investments	1,525	1,912	1,513	2,372

Net income	$31,493	$26,521	$100,025	$81,332

Earnings per share:
Basic	$0.61	$0.50	$1.91	$1.55
Diluted	$0.58	$0.47	$1.82	$1.46

Weighted average shares outstanding:
Basic	51,532	52,699	52,243	52,489
Diluted	54,277	55,945	55,092	55,741

Cash dividends declared per common share	$0.105	$0.090	$0.300	$0.250

      *   As adjusted to reflect the impact of share-based compensation expense related to the adoption of SFAS 123(R) using the modified retrospective transition method.

Pool Reports Record Third Quarter Results

October 19, 2006

POOL CORPORATION
Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	September 30,
	2006	2005*
Assets
Current assets:
Cash and cash equivalents	$40,874	$44,644
Receivables, net	64,540	41,924
Receivables pledged under receivables facility	147,049	110,113
Product inventories, net	283,930	197,135
Prepaid expenses	7,785	3,248
Deferred income taxes	4,024	4,171

Total current assets	548,202	401,235

Property and equipment, net	32,201	21,413
Goodwill	156,123	102,163
Other intangible assets, net	19,964	9,161
Equity interest investments	32,383	29,547
Other assets, net	13,862	10,816

Total assets	$802,735	$574,335

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$111,349	$99,920
Accrued and other current liabilities	118,892	69,148
Short-term financing	110,974	83,170
Current portion of other long-term liabilities	3,731	1,350

Total current liabilities	344,946	253,588

Deferred income taxes	12,760	13,116
Long-term debt	144,750	--
Other long-term liabilities	1,625	2,402

Total liabilities	504,081	269,106

Total stockholders' equity	298,654	305,229

Total liabilities and stockholders' equity	$802,735	$574,335

      *   As adjusted to reflect the impact of share-based compensation expense related to the adoption of SFAS 123(R) using the modified retrospective transition method.

_________________

1.

Total receivables at September 30, 2006 include $42.5 million of Horizon receivables, which includes Wickham. The allowance for doubtful accounts (AFDA) was $4.5 million at September 30, 2006 and $3.1 million at September 30, 2005.

2.

Total product inventories at September 30, 2006 include $46.0 million of Horizon inventories, which includes Wickham. The inventory reserve was $4.9 million at September 30, 2006 and $4.4 million at September 30, 2005.

Pool Reports Record Third Quarter Results

October 19, 2006

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2006	2005*
Operating activities
Net income	$100,025	$81,332
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,980	3,693
Amortization	3,472	3,001
Share-based compensation	5,517	4,367
Excess tax benefit from share-based compensation	(10,619)	(8,433)
Equity earnings in unconsolidated investments	(2,476)	(2,373)
Other	1,645	(816)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(61,121)	(54,410)
Product inventories	53,889	(2,647)
Accounts payable	(71,359)	(15,017)
Other current assets and liabilities	56,525	43,576

Net cash provided by operating activities	81,478	52,273

Investing activities
Acquisition of businesses	(26,662)	(3)
Equity interest investment	--	(3,589)
Purchase of property and equipment, net of sale proceeds	(11,146)	(6,556)

Net cash used in investing activities	(37,808)	(10,148)

Financing activities
Proceeds from revolving line of credit	311,838	189,013
Payments on revolving line of credit	(293,938)	(239,433)
Proceeds from asset-backed financing	93,347	62,170
Payments on asset-backed financing	(48,030)	(21,595)
Payments on other long-term debt	(1,497)	(964)
Payments of capital lease obligations	(257)	--
Payments of deferred financing costs	(128)	(11)
Excess tax benefits from share-based compensation	10,619	8,433
Issuance of common stock under stock option plans	6,335	3,146
Payment of cash dividends	(15,734)	(13,152)
Purchase of treasury stock	(93,495)	(6,353)

Net cash used in financing activities	(30,940)	(18,746)

Effect of exchange rate changes on cash	1,278	(497)

Change in cash and cash equivalents	14,008	22,882
Cash and cash equivalents at beginning of period	26,866	21,762

Cash and cash equivalents at end of period	$40,874	$44,644

      *   As adjusted to reflect the impact of share-based compensation expense related to the adoption of SFAS 123(R) using the modified retrospective transition method.

Pool Reports Record Third Quarter Results

October 19, 2006

Addendum

(Unaudited)	Base Business		Acquired		Total
(In thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,
	2006	2005	2006	2005	2006	2005
Net sales	$460,775	$423,729	$76,242	$--	$537,017	$423,729

Gross profit	127,761	114,605	22,234	--	149,995	114,605
Gross margin	27.7%	27.0%	29.2%		27.9%	27.0%

Selling and operating expenses	81,982	73,174	14,921	--	96,903	73,174
Expenses as a % of net sales	17.8%	17.3%	19.6%		18.0%	17.3%

Operating income	45,778	41,431	7,314	--	53,092	41,431
Operating income margin	9.9%	9.8%	9.6%		9.9%	9.8%

(Unaudited)	Base Business		Acquired		Total
(In thousands)	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
	2006	2005	2006	2005	2006	2005
Net sales	$1,400,492	$1,250,499	$190,784	$2,369	$1,591,276	$1,252,868

Gross profit	401,696	348,733	55,347	504	457,043	349,237
Gross margin	28.7%	27.9%	29.0%	21.3%	28.7%	27.9%

Selling and operating expenses	245,250	215,581	40,341	580	285,591	216,161
Expenses as a % of net sales	17.5%	17.2%	21.1%	24.5%	17.9%	17.3%

Operating income (loss)	156,446	133,151	15,006	(75)	171,452	133,076
Operating income (loss) margin	11.2%	10.6%	7.9%	(3.2)%	10.8%	10.6%

We exclude the following sales centers from base business for 15 months:

•	acquired sales centers;
•	sales centers divested or consolidated with acquired sales centers; and
•	new sales centers opened in new markets.

Additionally, we generally allocate overhead expenses to acquired sales centers on the basis of acquired sales center net sales as a percentage of total net sales.

The effect of sales center acquisitions in the tables above includes the operations of the following:

•	Pool Tech Distributors, Inc. - January through February 2006 and 2005
•	B&B s.r.l (Busatta) - January through September 2006
•	Direct Replacements, Inc. - January through September 2006
•	Horizon Distributors, Inc. - January through September 2006
•	Wickham Supply, Inc. and Water Zone, LP - August through September 2006

Pool Reports Record Third Quarter Results

October 19, 2006

EBITDA is defined as net income plus interest expense, income taxes, depreciation and amortization. We consider EBITDA an important indicator of the operational strength and performance of our business, including the ability to provide cash flows to fund growth, service debt and pay dividends. EBITDA eliminates the non-cash depreciation of tangible assets and amortization of intangible assets. We believe EBITDA should be considered in addition to, not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States (GAAP).

The table below presents a reconciliation of net income to EBITDA.

(Unaudited)	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2006	2005	2006	2005
Net income	$31,493	$26,521	$100,025	$81,332
Add:
Interest expense, net	4,276	1,331	10,983	4,316
Provision for income taxes	18,848	15,491	61,957	49,800
Income tax expense on equity earnings	976	93	963	93
Depreciation	2,147	1,249	5,980	3,693
Amortization (1)	1,100	1,202	3,582	3,229

EBITDA	$58,840	$45,887	$183,490	$142,463

    (1)        Excludes amortization included in interest expense, net